BorgWarner Inc.	World Headquarters	3850 Hamlin Road Auburn Hills Michigan 48326, USA	Tel: +1 248-754-9200

March 8, 2019

Kevin A. Nowlan

Dear Kevin:

I am pleased to confirm our offer to you to join BorgWarner Inc. effective April 1, 2019 or such earlier date as you and we may agree (“Start Date”). The details regarding the position, compensation and other support that will be provided are included below.

1.
Position: The position being offered is Executive Vice President and Chief Financial Officer. In this position, you will be based out of the BorgWarner World Headquarters in Auburn Hills, Michigan. You will report directly to me.

2.
Base Salary & Management Incentive Plan: The annualized target cash compensation will be $1,377,500, less applicable taxes and withholdings. This represents an annual base salary of $725,000 ($60,416.67 per month) and an annual 2019 Management Incentive Plan (“MIP”) target bonus opportunity of 90% of your base salary or $652,500. The MIP does not constitute a promise of payment. Your actual MIP payout will depend on the Company’s financial performance and it is subject to, and governed by, the terms and requirements of the MIP. The actual bonus payout for 2019 will be based on company performance results and will be prorated from your Start Date. Bonus payments are typically made in February each year.

3.
Long-Term Incentive Plan: In this position, you will also be eligible to participate in the BorgWarner Inc. 2018 Stock Incentive Plan (“SIP”). Awards under the SIP are currently made in Performance Shares and Restricted Stock, subject to Board of Directors approval and according to the SIP provisions. Awards are typically made in February of each year. You will be eligible for an award in 2020 equivalent to 250% of your base salary a value of $1,813,000 in total. Two-thirds of this total value will be delivered in Performance Shares (for the period that begins in 2020 and ends December 31, 2022) and one-third will be delivered in Restricted Stock. The actual number of Performance Shares paid out is dependent on Total Shareholder Return versus our peer group over the performance period for 50% of the Performance Shares and on the Company’s revenue growth versus the growth in vehicle production over the performance period for the remaining 50% of the Performance Shares. There is a maximum potential payout of 200% associated with the Performance Shares. Regarding the Restricted Stock, fifty percent will vest on the second anniversary of the grant; the remainder will vest on the third anniversary of the grant.

4.
Perquisite Allowance: With your position, you will also be eligible to receive a perquisite allowance in the amount of $35,000 per year, paid semi-monthly. This is intended to cover costs associated with lease/purchase of a vehicle along with the associated maintenance costs, financial planning and tax preparation advice.

5.	Sign-On Awards: To compensate you for certain forfeitures upon leaving your previous employer and as an inducement to join the Company, you will be granted the following awards:

(a)
An award of time-vesting restricted shares in such number of shares of the Company’s common stock as equals the quotient of $3,900,000 divided by the Fair Market Value (as defined under the Company’s 2018 Stock Incentive Plan) on the date of the grant, and time vesting as to 45% of the shares on the first anniversary of the grant date, 25% of the shares on the second anniversary of the grant date and 30% of the shares on the third anniversary of the grant date provided that you are employed on the respective vesting dates

Kevin A. Nowlan March 8, 2019

(b)
A cash award in the amount of $500,000 payable on the next regularly scheduled payroll date following the 30-day anniversary of your hire date, which is contingent on you signing the attached Hiring Bonus Agreement (Enclosure).

6.
Severance. In the event that your employment is involuntarily terminated by the Company without Cause at any time prior to the second anniversary of your Start Date (other than a termination as provided under your Change of Control Employment Agreement, in which case the Change of Control Employment Agreement would control), you will be entitled to a cash severance in an amount equal to twenty-four (24) months of your then-prevailing annual base salary, which shall be payable in equal payroll installments (less applicable withholding taxes) for a twenty-four (24) month period following the date of termination. In addition, in the event that your employment is involuntarily terminated by the Company without Cause, at any time, while any portion of the sign-on restricted stock award at Section 5(a) is unvested, such unvested award will become vested. All of the payments and vesting benefits in this Paragraph 6 are subject to your (i) entering into a release of claims in a form acceptable to the Company within 30 days after your date of termination of employment and (ii) your compliance with BorgWarner’s Non-Compete and Confidentiality Agreement (enclosed). Severance payment will commence with the first full payroll period following the date that the release of claims becomes irrevocable and the first such payment will include a lump equal to such payroll installments as accrued from the date of termination to the date of payment.

7.
Change of Control: You will enter into the Company’s Change of Control Employment Agreement applicable to senior executives providing, among other terms, severance payments upon certain terminations in an amount equal to two times the sum of your base salary plus recent average bonus (as more particularly described in the Change of Control Employment Agreement) and having such terms as are set forth in the Company standard form of agreement (Enclosure).

8.	BorgWarner Retirement Savings Plan: You will be eligible to participate in the BorgWarner Retirement Savings Plan (RSP) which has three components (Enclosure):

▪
After sixty (60) days of employment, you will be eligible to participate in the Company Retirement Account (CRA), in which the Company will contribute 4% of your annual earnings plus 4% of your annual earnings in excess of the social security taxable wage base ($132,900 in 2019).

▪
You may immediately participate in the second account, the Employee Savings Account (SA), which allows you to contribute from 1% to 28% of your earnings and the Company will match 100% up to 3% of your contributions into this account.

▪	Finally, the Retiree Health Account (RHA), in which you may contribute 1% to 3% of your earnings and the Company will match 100% of your contributions up to $500 per year.

9.	BorgWarner Retirement Savings Excess Plan: You will be eligible to participate in BorgWarner’s Retirement Savings Excess Plan in accordance with terms and conditions (Enclosure).

10.	Benefits: As a regular full-time employee of BorgWarner, you will also be eligible to participate in the following benefit programs upon your start date:

▪	Medical and prescription drug insurance;

▪	Dental and vision insurance;

▪	Life insurance in the amount of two times your annual base salary up to a maximum of $1,000,000 (you may purchase additional life insurance for yourself, your spouse, and/or your dependents);

▪	Accidental Death & Dismemberment Insurance in the amount of one times your base annual salary up to a maximum of $1,000,000;

Kevin A. Nowlan March 8, 2019

▪	Travel accident insurance in the amount of five times your annual base salary up to a maximum of $500,000;

▪	Short-term and long-term disability insurance;

▪	Health care and dependent care flexible spending accounts (FSA);

▪	Thirteen (13) Company paid holidays for the balance of 2019 (Enclosure);

▪	Twenty (20) paid vacation days in 2019

Your eligibility to participate in the above benefits, including the Retirement Savings Plan and Retirement Savings Excess Plan, is governed by applicable law ands and the benefit plan documents, both of which can change at any time.

This offer of employment is contingent upon approval of your appointment as Chief Financial Officer by the Board of Directors and successful completion of pre-employment hair drug testing, background verification including education, SSN Verification, criminal background check, verification of your legal right to work for BorgWarner in the United States and the signing of the BorgWarner Non-Compete and Confidentiality Agreement (Enclosure). The employment resulting from your acceptance is at-will of either party, and therefore, terminable by you or BorgWarner Inc. at any time..
Additionally, by signing this offer letter, you represent that your employment with BorgWarner shall not breach any agreement you have with any third party, including your previous employer.
Kevin, we are confident that you will find this position both challenging and rewarding, and I look forward to the opportunity to working with you in the future.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me.

Sincerely,

/s/ Frédéric Lissalde

Frédéric Lissalde
President and Chief Executive Officer

Enclosures:

1.	Hiring Bonus Agreement

2.	Sample Change of Control Agreement

3.	Retirement Savings Plan

4.	BorgWarner Excess Plan

5.	Holiday Schedule 2019

6.	BorgWarner Employee Non-Compete and Confidentiality Agreement

I understand and accept this offer and the compensation and other support provided as detailed above.

Acceptance: /s/ Kevin Nowlan                Date:     3/15/2019
Kevin Nowlan